UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
 _____________________
FORM 8-K
 _____________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 8, 2017

Concert Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-36310	20-4839882
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

99 Hayden Avenue, Suite 500 Lexington, Massachusetts	02421
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 860-0045

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry Into a Material Definitive Agreement.

Term Loan Facility

On June 8, 2017, (the “Closing Date”) Concert Pharmaceuticals, Inc., (the “Company”), entered into a Loan and Security Agreement (the “Loan Agreement”) with Hercules Capital, Inc. (“Hercules”) pursuant to which Hercules agreed to make available to the Company a secured term loan facility in the amount of $30 million (the “Term Loan Facility”), subject to certain terms and conditions. The Company borrowed $30 million under the Loan Agreement in one advance.

Advances under the Term Loan Facility bear interest at a rate per annum equal to the greater of either (i) 8.55% plus the prime rate as reported in The Wall Street Journal minus 4.50% and (ii) 8.55%. The Loan Agreement includes covenants, limitations, and events of default customary for similar facilities. The term of the Loan Agreement is four years, ending June 1, 2021 (the “Maturity Date”).

Interest is payable on a monthly basis until January 1, 2019 (the “Amortization Date”). After the Amortization Date, payments shall consist of equal monthly installments of principal and interest payable over the next 30 months.

The Company will pay a $300,000 facility charge on the Closing Date.

The Company may prepay the principal of the Term Loan Facility at any time subject to a prepayment charge (the “Prepayment Charge”) equal to: 2.0% of amounts prepaid on or prior to June 1, 2018; 1.0% of amounts prepaid during the period from June 1, 2018 to June 1, 2019; and 0.5% of amounts prepaid on and after June 1, 2019. The Prepayment Charge will be waived if the Company completes the sale of CTP 656 to Vertex Pharmaceuticals, Inc. (the “Vertex Transaction”) and prepays the Term Loan Facility after the 90th day following the Closing Date but prior to the six month anniversary of the Closing Date.

The Company will pay a charge (the “End of Term Charge”) of $1,485,000 on the date that the Term Loan Facility is paid in full or becomes due and payable. The End of Term Charge will be reduced to $742,500 if the Company completes the Vertex Transaction and prepays the Term Loan Facility after the 90th day following the Closing Date but prior to the six month anniversary of the Closing Date.

The Term Loan Facility is secured by substantially all of the Company’s assets, including all securities in domestic subsidiaries and 65% of the securities in foreign subsidiaries, but excluding its intellectual property, and subject to certain exceptions and exclusions.

The Loan Agreement contains customary covenants for transactions of this type and other covenants agreed to by the parties, including, among others, (i) the provision of annual and quarterly financial statements and insurance policies and (ii) restrictions on incurring debt, granting liens, making acquisitions, making loans, paying dividends, dissolving, and entering into leases and asset sales. The Loan Agreement also provides for customary events of default, including, among others, events of default relating to failure to make payment, bankruptcy, breach of covenants, breaches of representations and warranties, change of control, judgment and material adverse effects.

In connection with the entry into the Loan Agreement, the Company issued warrants to certain entities affiliated with Hercules (the “Warrant Holders”), exercisable for an aggregate of 61,273 shares of the Company’s common stock at an exercise price of $12.24 per share (the “Warrants”). The Warrants may be exercised on a cashless basis, and are immediately exercisable through the earlier of (i) June 8, 2022 and (ii) the consummation of certain acquisition transactions involving the Company as set forth in the Warrants. The number of shares for which the Warrants are exercisable and the associated exercise price are subject to certain proportional adjustments as set forth in the Warrants. If the Company files a registration statement after the issuance date of the Warrants under which it registers any shares of its common stock, the Company is required to register for resale the shares of common stock exercisable under the Warrants on such registration statement.

The foregoing summary of the Loan Agreement and the Warrants does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement and the Warrants, which are filed as Exhibit 10.1 and Exhibit 4.1, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

See the discussion set forth in Item 1.01, “Entry into a Material Definitive Agreement,” of this Current Report on Form 8-K, which discussion is incorporated herein by this reference.

Item 3.02.     Unregistered Sales of Equity Securities.

The information set forth above and referenced under Item 1.01 that relates to the issuance of the Warrants is hereby incorporated by reference into this Item 3.02.

Neither the Company, Hercules nor the Warrant Holders engaged any investment advisors with respect to the issuance of the Warrants, and no finders’ fees were paid to any party in connection therewith. The issuance of the Warrants was made in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, based in part on the representations made by the Warrant Holders in the Warrants.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits
The Exhibits to this Current Report on Form 8-K are listed in the Exhibit Index attached hereto.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCERT PHARMACEUTICALS, INC.

	By:	/s/ Roger D. Tung
Date: June 12, 2017		Roger D. Tung
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Warrant Agreement, dated June 8, 2017, issued to Hercules Technology II, L.P. and Hercules Technology III, L.P.
10.1	Loan and Security Agreement dated as of June 8, 2017 between Concert Pharmaceuticals, Inc. and Hercules Capital, Inc.